CHICO’S FAS, INC.
EXECUTIVE SEVERANCE PLAN
Effective October 1, 2007

ARTICLE 1
PURPOSE AND TERM OF PLAN
     Section 1.01 Purpose of the Plan. The Chico’s FAS, Inc. Executive Severance Plan (the “Plan”), as set forth herein, is intended to ease financial hardships which may be experienced by certain eligible officer employees of Chico’s FAS, Inc. (“Sponsor”) or of an Affiliate (as such term is hereinafter defined) whose employment is terminated involuntarily. Any benefit awarded under the Plan is intended to be a supplemental unemployment benefit. The Plan is not intended to be an “employee pension benefit plan” or “pension plan” as those terms are defined in Section 3(2) of ERISA. Rather, the Plan is intended to constitute the type of arrangement identified as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, as further elaborated by regulations promulgated by the Secretary of Labor at Title 29, Code of Federal Regulations, § 2510.3-2(b), which is subject to ERISA. No Employee shall have a vested right to such Benefits. The Benefits paid by the Plan are not intended as deferred compensation; and it is intended that any benefit paid under the Plan be excluded from the benefit-generating or contribution-generating base of any tax-qualified or nonqualified deferred compensation plan or arrangement sponsored or maintained by Sponsor or Affiliate, unless the documents setting forth such plan or arrangement specifically state otherwise.
     Section 1.02 Term of the Plan. The Plan shall be effective October 1, 2007, and will continue until Sponsor, acting in its sole discretion, elects to amend, modify, or terminate the Plan.
ARTICLE 2
DEFINITIONS
     Section 2.01 “Affiliate” means a wholly-owned subsidiary of Sponsor.
     Section 2.02 “Annual Base Salary” means the current base salary or wages paid to Participant, on an annualized basis, as of the Employee’s Employment Termination Date. Base Salary shall not include performance, incentive or other bonuses; commissions; Sponsor or Affiliate contributions to Social Security; benefits payable under, or Sponsor or Affiliate contributions to, any retirement or other plan of deferred compensation; or the value of any fringe benefits provided by Sponsor or Affiliate.
     Section 2.03 “Benefit” means the amount that a Participant is entitled to receive pursuant to Section 4.01 of the Plan.
     Section 2.04 “Board” means the Board of Directors of Chico’s FAS, Inc..
     Section 2.05 “Code” shall mean the Internal Revenue Code of 1986, as amended.

     Section 2.06 “Disqualifying Event” means any reason for terminating an individual from employment with Sponsor or Affiliate which the Plan Administrator determines, in its sole and absolute discretion, would constitute grounds for denying payment of a Benefit under the Plan after termination. Such bases shall include, but shall not be limited to: (a) termination due to breach of trust, (b) termination due to unauthorized disclosure of proprietary information or trade secrets, or violation of any confidentiality or similar agreement signed by the Employee, (c) unauthorized disclosure of client or prospective client lists developed by Sponsor or Affiliate, (d) attempts to recruit an employee of Sponsor or Affiliate to the service of another, or to interfere with the relationship between Sponsor or Affiliate and any such employee, (e) publication or other utterance of disparaging remarks intended to have, or having, the effect of damaging the reputation of Sponsor or Affiliate or casting aspersions on the quality of services provided by Sponsor or Affiliate (other than testimony compelled by order of a court of other governmental body of competent jurisdiction), (f) acts of dishonesty or (g) engagement by Employee in criminal conduct or other serious misconduct that is likely to be harmful to the business or reputation of Sponsor or Affiliate.
     Section 2.07 “Employee” means an individual eligible to participate in the Plan in accordance with section 3.01.
     Section 2.08 “Employment Termination Date” means the date on which the employment relationship between the Employee and Sponsor or Affiliate is involuntarily terminated. An employment relationship shall be considered to be involuntarily terminated for the purposes of the Plan if, and only if, the termination is for one or more of the reasons identified in Section 3.02. In no event shall an Employee be considered to have involuntarily terminated their employment or to have experienced an Employment Termination Date for the purposes of the Plan if their employment with Sponsor or Affiliate is terminated due to (a) voluntary cessation of employment (with or without notice) other than for “Good Reason”, as defined in Section 3.02; (b) death; (c) any of the reasons specified in Section 2.06; or (d) the reorganization of Sponsor or Affiliate, merger or acquisition of Sponsor or Affiliate, sale of Sponsor or Affiliate, or the sale by Sponsor or Affiliate of any operating division, unit or other group as an ongoing business, either through a sale of stock or a sale of assets, where the Employee has been offered employment with the new employer, provided such offer of employment is on the same or similar terms and conditions as had been the Employee’s employment with Sponsor or Affiliate.
     Section 2.09 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     Section 2.10 “Named Fiduciary” means Sponsor and the Plan Administrator. Each Named Fiduciary shall have only those particular powers, duties, responsibilities and obligations as are specifically given such Named Fiduciary under the Plan. Any Named Fiduciary, if so appointed, may perform in more than one fiduciary capacity.
     Section 2.11 “Participant” means any of the individuals described in Section 3.01.
     Section 2.12 “Plan” means the Chico’s FAS, Inc. Executive Severance Plan.

     Section 2.13 “Plan Administrator” means the individual appointed by Sponsor to administer the Plan, or, in the absence of any such appointment, Chico’s FAS, Inc.
     Section 2.14 “Plan Year” means the period commencing each January 1 and ending on the following December 31. Notwithstanding the preceding to the contrary, the first Plan Year shall be a short Plan Year commencing October 1, 2007, and ending on December 31, 2007.
     Section 2.15 “Severance Period” means the period of time for which Benefits under the Plan are paid or payable.
     Section 2.16 “Sponsor” means Chico’s FAS, Inc. The term “Sponsor” shall also include any successor to Chico’s FAS, Inc. if such successor adopts the Plan.
     Section 2.17 “Terminated Employee” means a former Employee who has experienced a termination within the meaning of Section 2.08.
ARTICLE 3
PARTICIPATION
AND ELIGIBILITY FOR BENEFITS
     Section 3.01 Plan Participants. All Vice Presidents, Executive Vice Presidents, and Senior Vice Presidents of Sponsor or Affiliate shall be eligible to participate in the Plan and to receive Benefits under the Plan, provided that they meet all the requirements stated herein, as determined by the Plan Administrator on a case-by-case basis and, further provided, that such Vice Presidents, Executive Vice Presidents, and Senior Vice Presidents of Sponsor or Affiliate are not already subject to an employment agreement or another arrangement with Sponsor or Affiliate that provides for severance benefits.
     Sponsor reserves the right, in its discretion, to cover any additional positions or individuals under the Plan, under whatever terms and conditions that Sponsor shall elect.
     Section 3.02 General Benefits Award Requirement. As a Terminated Employee, you shall not be eligible to receive a Benefit under the Plan unless:
          (a) Your position with Sponsor or Affiliate was eliminated by Sponsor or Affiliate; or
          (b) You were notified in writing by Sponsor or Affiliate, on or prior to your Employment Termination Date, that your job responsibilities have been materially changed, and that Sponsor or Affiliate has determined that you are not qualified to perform the responsibilities associated with the job subsequent to such change; or
          (c) You were notified by Sponsor or Affiliate, on or prior to your Employment Termination Date, that your job performance has been unsatisfactory, and your unsatisfactory job performance is not as a result of the occurrence of a disqualifying event within the meaning of Section 2.06; or

          (d) Where, except as provided in Section 2.08(d), your employment was terminated at the time of or immediately preceding, and in any event in connection with, a reorganization of Sponsor or Affiliate, sale of Sponsor or Affiliate, or sale by Sponsor or Affiliate of any operating division, unit or other group; or
          (e) You terminate your employment with Sponsor for “Good Reason”, where “Good Reason” means your election to terminate employment with Sponsor as a result of (1) Sponsor or an Affiliate materially changing your duties and responsibilities or demoting or reducing your authority; (2) solely with respect to a Participant whose place of employment with Sponsor or an Affiliate is at the corporate headquarters in Ft. Myers, Florida, or at the distribution center located in Winder, Georgia, Sponsor or an Affiliate changes your place of employment with Sponsor to a location that is more than fifty (50) miles from your place of employment with Sponsor immediately prior to such change; or (3) Sponsor or an Affiliate reduces your total compensation package by more than thirty percent (30%).
     Section 3.03 Execution of a Separation Agreement. In order to be eligible to receive the Benefit under the Plan, you must execute a Separation Agreement, substantially in the form attached hereto as Appendix A.
ARTICLE 4
CALCULATION OF SEVERANCE BENEFIT
     Section 4.01 Amount of Benefit. A Terminated Employee who has satisfied the requirements of Article 3, shall be entitled to receive the following benefits, as determined by the Plan Administrator:

(a)	Benefit Amount.

(i) Vice President Benefit. A Terminated Employee who was Vice President of Sponsor or Affiliate as of the Employee’s Employment Termination Date shall receive an amount equal to 6 months of the Employee’s Annual Base Salary.

(ii) Executive Vice President/Senior Vice President Benefit. A Terminated Employee who was an Executive Vice President or Senior Vice President of Sponsor or Affiliate as of the Employee’s Employment Termination Date shall receive an amount equal to 12 months of the Employee’s Annual Base Salary.

(b)	Bonus.

To the extent a Terminated Employee was participating in a bonus plan of Sponsor or Affiliate as of the Employee’s Employment Termination Date, the Terminated Employee shall be entitled to receive the bonus, on a prorated basis, that would have been payable to such Terminated Employee had the Terminated Employee not terminated employment with Sponsor or Affiliate. The payment of such prorated bonus shall be made at the same time as other bonus payments are made in the ordinary course under the bonus plan.

(c)	COBRA Benefits.

For each Terminated Employee who, upon such Employee’s Employment Termination Date, is enrolled in Sponsor or Affiliate’s Medical and Dental Insurance plans and, as a result is entitled to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Sponsor or Affiliate will fully subsidize the COBRA premium cost during the Severance Period. Thereafter, the Terminated Employee shall be responsible for paying 100% of the COBRA premium costs.

(d)	Outplacement Assistance.

A Terminated Employee shall be reimbursed for reasonable outplacement assistance expenses incurred, provided the Terminated Employee submits such documentation as is requested by the Plan Administrator to substantiate the outplacement assistance expenses incurred and, provided further, the Terminated Employee incurs such outpatient assistance expenses within the Severance Period.

(e)	Sign-On Bonus and Relocation Benefits.

To the extent applicable, a Terminated Employee shall be released from any obligation to otherwise repay to Sponsor or an Affiliate any sign-on bonus or relocation benefit previously received from Sponsor or an Affiliate.

(f)	Tax Treatment.

Terminated Employees shall pay (and Sponsor or Affiliate shall be permitted to withhold) any and all federal, state and local taxes, if any, that are required by law to be paid with respect to the Amount of Benefits received.
     Section 4.02 Reductions. The Benefit payable hereunder shall be reduced by any and all payments required to be made by Sponsor or Affiliate under federal, state and local law.
     Section 4.03 Effect on At-Will Employment Relationship and on Other Benefits. Neither the Plan, nor any of its provisions, alters the at-will employment relationship between Employee and Sponsor or Affiliate. In addition, there shall not be drawn from the continued provision by Sponsor or Affiliate of any Benefit hereunder any implication of continued employment or of any continued right to accrue vacation days, paid holidays, paid sick days or other similar benefits normally associated with employment for any part of the period during or in respect of which a Benefit is payable under the Plan.
     Section 4.04 Benefits as Consideration for Waivers, Covenants and Releases. The Benefit provided hereunder, where applicable, shall constitute consideration for the release that a Terminated Employee is required provide to Sponsor or Affiliate relating to prior employment by Sponsor or Affiliate. The Benefit provided hereunder, where applicable, shall also constitute consideration for any waiver by the terminated Employee, whether full or partial, and whether absolute or conditional, of any rights, claims, entitlement to relief or damages, or entitlement to seek imposition upon Sponsor or Affiliate of penalties, in connection with any contract, express or implied, or under any statute, regulation, rule, order, or similar promulgation by a governmental or quasi-governmental entity. In addition, the Benefit provided hereunder, where applicable, shall constitute consideration for any covenants or agreements contained in the Separation Agreement executed by the Terminated Employee in connection with this Plan.
ARTICLE 5
METHOD AND DURATION OF BENEFIT PAYMENTS
     Section 5.01 Method of Payment. A Participant’s Benefit shall be paid in accordance with normal payroll practices, with the first payment commencing as soon a practicable after the Participant’s Employment Termination Date. In no event shall interest be credited on the unpaid balance to which a Participant may become entitled. Payment shall be made by mailing to the last address provided by the Participant to Sponsor or Affiliate.
     Notwithstanding the above to the contrary, in the event a Terminated Employee is a “specified employee” (as such term is defined in Section 409A(a)(a)(2)(B)(i) of the Code), any payment due and payable to the Terminated Employee hereunder as a result of the Terminated Employee’s severance from service with Sponsor or Affiliate shall not be made before the date which is six (6) months after the Terminated Employee’s Employment Termination Date.
     Section 5.02 Cessation of Benefit Payments. A Participant shall cease to participate in the Plan, and all Benefit payments shall cease, upon the occurrence of the earliest of:
          (a) Completion of the payment to the Participant of the entitled Benefit under Section 4.01;
          (b) Termination by the Plan Administrator of the Terminated Employee’s right to be a Participant upon discovery of the occurrence of a disqualifying event within the meaning of Section 2.06, whether or not such discovery occurs before the Employment Termination Date; or
          (c) The violation by the Terminated Employee of any of the provisions of this Plan, of provisions contained in the Separation Agreement executed by the Terminated Employee, including, but not limited to, obligations with respect to trade secrets and confidential information, and covenants not to solicit Sponsor or Affiliate employees, clients and prospective clients and covenants not to perform same for clients and prospective clients.

ARTICLE 6
THE PLAN ADMINISTRATOR
     Section 6.01 Authority and Duties. It shall be the duty of the Plan Administrator, on the basis of information supplied to it by Sponsor, to determine the eligibility of each Terminated Employee to participate in the Plan, to calculate the Benefit to be paid to each Terminated Employee who has been selected by Sponsor to receive a severance pay award pursuant to Section 3.03, and to determine the manner and time of payment of the Benefit. Sponsor or Affiliate shall make such payments as are certified to it by the Plan Administrator to be due to Participants.
     The Plan Administrator shall have the full discretionary power and authority to construe, interpret and administer the Plan, to make Benefit eligibility determinations, to correct deficiencies in the Plan, and to supply omissions. All decisions, actions and interpretations of the Plan Administrator shall be final, binding and conclusive upon the parties, subject only to determinations by individuals appointed by the Board to review denied claims for Benefits.
     Section 6.02 Records, Reporting and Disclosure. The Plan Administrator shall keep all individual and group records relating to Participants and all other records necessary for the proper operation of the Plan. Such records shall be made available to Sponsor or Affiliate and to each Participant for examination during business hours, except that a Participant shall examine only such records as pertain exclusively to the examining Participant and to the Plan. The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder (except that Sponsor or Affiliate, as payor of the Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security contributions, and other amounts which may be similarly reportable).
ARTICLE 7
AMENDMENT AND TERMINATION
     Section 7.01 Amendment, Modification or Termination. The Board retains the right, at any time and from time to time, to amend, modify or terminate the Plan, including amendment or modification of any Appendices hereto, in whole or in part, for any reason, and without either the consent of or the prior notification to any Participant. Any such amendment may not cause the cessation and discontinuance of payments of a Benefit to any person or persons under the Plan. The Board shall have the right to delegate its authority and power hereunder, or any portion thereof, to any committee of the Board, and the right to rescind any such delegation in whole or in part.

ARTICLE 8
DUTIES OF SPONSOR AND AFFILIATES
     Section 8.01 Records. Sponsor and Affiliates shall supply to the Plan Administrator all records and information necessary to the performance of the Plan Administrator’s duties.
     Section 8.02 Payment. Sponsor and Affiliates shall make payments from its general assets to Participants formerly in its employ in accordance with the terms of the Plan, as directed by the Plan Administrator.
ARTICLE 9
CLAIMS PROCEDURES
     Section 9.01 Application for Benefits. If a Terminated Employee believes he or she is eligible to receive a Benefit under the Plan he or she may apply for such Benefit by completing and filing with the Plan Administrator an application for Benefits on a form supplied by the Plan Administrator. Before the date on which Benefit payments commence, each such application must be supported by such information as the Plan Administrator deems relevant and appropriate.
     Section 9.02 Appeals of Denied Claims for Benefits. In the event that a claim for a Benefit is denied in whole or in part, the Terminated Employee shall be notified of such denial in writing by the Plan Administrator. The notice advising of the denial shall specify the reason or reasons for denial, make specific reference to pertinent Plan provisions, describe any additional material or information necessary for the Terminated Employee to perfect the claim (explaining why such material or information is needed), and shall advise the Terminated Employee of the procedure for the appeal of such denial. All appeals shall be made by the following procedure:
          (a) The Terminated Employee shall file with the Plan Administrator a notice appealing the denial. Such notice shall be filed within sixty (60) days of notification by the Plan Administrator of the claim denial, shall be made in writing, and shall set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.
          (b) A determination of an appealed claim shall be accompanied by a written statement as to the reason or reasons therefor. The determination so rendered shall be final and binding upon all parties.

ARTICLE 10
MISCELLANEOUS
     Section 10.01 Nonalienation of Benefits.
          (a) Except as provided in Subsection (b) of this Section 10.01, none of the payments, Benefits or rights of any Participant shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, Benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, pledge, encumber or assign any Benefit or any of the payments which he or she may expect to receive, contingently or otherwise, under the Plan.
          (b) Notwithstanding the provisions of Subsection (a) of this Section, any Benefit hereunder shall be subject to (1) offset by any claims of Sponsor or Affiliate against the Participant; (2) tax liens imposed thereon; and (3) the terms of any valid court order attaching thereto.
     Section 10.02 Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.
     Section 10.03 Heirs, Assigns, and Personal Representatives. The Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future (except that no successor to the Employer shall be considered a Plan Sponsor unless that successor adopts the Plan).
     Section 10.04 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
     Section 10.05 Gender and Number. Except where clearly indicated otherwise by context, the masculine form of any word shall include the feminine and the neuter, the feminine form shall include the masculine and the neuter, the singular form shall include the plural, and the plural form shall include the singular.
     Section 10.06 Unfunded Plan. The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of Sponsor or Affiliate which may be applied to the payment of a Benefit hereunder.
     Section 10.07 Appendices. From time to time, Sponsor may elect to append provisions of limited duration to the Plan to govern what Sponsor determines to be special circumstances governing a substantial number of Employees. Each such Appendix, during the period stipulated therein, shall be deemed a part of the Plan. Except as otherwise stated in any such Appendix applicable to any Employee or Terminated Employee, the rights of such Employee or Terminated Employee as stated in such Appendix shall supersede the rights provided under the Plan, the Benefit provided under such Appendix shall be in lieu of comparable or stipulated Benefits provided under the Plan, and there shall be no duplication of Benefits.
     Section 10.08 Lost Payees. A Benefit shall be deemed forfeited if the Plan Administrator is unable to locate a Participant to whom a Benefit is otherwise due.

     Section 10.09 Controlling Law. The Plan shall be construed and enforced according to federal law. In the absence of applicable federal law as to any issue, such issue shall be resolved in accordance with the laws of the State of Florida.
     Section 10.10 409A Compliance. Notwithstanding any Plan provisions herein to the contrary and, to the extent applicable, the Plan shall be interpreted, construed and administered (including with respect to any amendment, modification or termination of the Plan) in such a manner so as to comply with the provisions of Code Section 409A and any related Internal Revenue Service guidance promulgated thereunder.
     IN WITNESS WHEREOF, and as evidence of the adoption of the Plan, Chico’s FAS, Inc. has caused the same to be executed by its duly authorized officers and its corporate seal to be affixed hereto this 25th day of September, 2007.

CHICO’S FAS, INC.
By:	/s/ Scott A. Edmonds
Its: President and CEO

APPENDIX A
CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE
This Confidential Separation Agreement and Release (this “Agreement and Release”) sets forth the parties agreement relating to the separation of employment of ________________________ (“Employee”) from Chico’s FAS, Inc. or an Affiliate (“Company”). The effective date of Employee’s termination of employment from Company will be ________________________ (the “Employment Termination Date”). All capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Chico’s FAS, Inc. Executive Severance Plan (the “Plan”). The terms of the Agreement are as follows:
     SECTION A. GENERAL RELEASE.
In consideration of the mutual promises made herein and the exchange of valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Employee hereby agree as follows:
1. Severance. In exchange for Employee’s entering into this Separation Agreement and Release, Company will pay Employee the benefits pursuant to and subject to the terms of the Plan.
2. Release. For valuable consideration, the adequacy of which is hereby acknowledged, the undersigned Employee, for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Employee, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge Company officers, directors, attorneys, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to Employee’s employment with the Company or any Affiliate and the termination of Employee’s employment.
The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims and any obligations or causes of action arising from such claims under common law including wrongful or retaliatory discharge, breach of contract, claims under any federal, state or local statute including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 and 1991, the National Labor Relations Act, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, and any other federal, state, or local statute or regulation regarding discrimination in employment or the termination of employment, and any other federal or state statute or regulation for non-payment of wages, bonuses, commissions or other compensation, and for libel, slander, assault, battery, tort or any other theory under the common law of any state.

This also includes a release by Employee of any claims based upon public policy or related matters, breach of the implied covenant of good faith and fair dealing, implied or express employment contracts and/or estoppel, breach of contract, and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Employee’s employment with the Company or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. This release and waiver does not apply to any claims or rights that may arise after the date Employee signs this General Release. The foregoing release does not cover any right to indemnification that may exist under any agreement of Company regardless of when any claim is filed.
Excluded from this release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Employee does, however, waive Employee’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Employee’s behalf. Employee represents and warrants that Employee has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.
Employee agrees never to sue Releasees in any forum for any claim covered by the above waiver and release language, except that Employee may bring a claim under the ADEA to challenge this General Release. If Employee violates this General Release by suing Releasees, other than under the ADEA, Employee shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Nothing in this General Release is intended to reflect any party’s belief that Employee’s waiver of claims under ADEA is invalid or unenforceable, it being the interest of the parties that such claims are waived.
Employee and Company agree and confirm that no reference herein to any specific claim or statute is intended to limit the scope of this Separation Agreement and Release.
3. Non-Admission. The Parties also mutually understand and agree that this Separation Agreement and Release does not constitute any admission of fault, responsibility or liability on the part of Company, its Affiliates, divisions, directors, officers, employees, volunteers, registered members or agents, or Employee. Employee agrees and acknowledges that Company has denied, and continues to deny and will deny all allegations of any wrongdoing relating to Employee’s employment, termination of that employment with Company, and any claim that Company has committed any wrongful or discriminatory act.
4. Restrictive Covenants.
     a. Confidential Information: Non-Disclosure. Employee acknowledges that the business of Company is highly competitive and that Company has provided and will provide Employee with access to Confidential Information relating to the business of Company. “Confidential Information” means and includes Company’s confidential and/or proprietary information and/or trade secrets that have been developed or used and/or will be developed and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, by way of example and without limitation, the following: information regarding customers, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers, investors, and business affiliates (such as contact name, service provided, pricing for that customer, amount of services used, credit and financial data, and/or other information relating to Company’s relationship with that customer); pricing strategies and price curves; plans and strategies for expansion or acquisitions; budgets; customer lists; research; weather data; financial and sales data; trading terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers’ names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating Company; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information. Employee acknowledges that this Confidential Information constitutes a valuable, special, and unique asset used by Company in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Company in maintaining their competitive position.
Employee agrees that Employee will not, at any time after Employee’s Employment Termination Date make any unauthorized disclosure of any Confidential Information of Company, or make any use thereof.
     b. Non-Competition Obligations. Employee acknowledges that Company provided Employee with access to Confidential Information. Employee’s non-competition obligations are ancillary to Company’s agreement to provide severance pay under the Plan and disclosure of Confidential Information to Employee. In order to protect the Confidential Information described above, and in consideration for Employee’s receiving access to this Confidential Information and right to severance benefits under the Plan, Employee agrees to the following non-competition provisions:
During the twelve (12) month period following Employee’s Employment Termination Date, Employee will not, directly or indirectly, for Employee or for others in any geographic area where Company engages or plans to engage in business:
          i. perform any job, task, function, skill, or responsibility for a Competing Business that Employee has provided for Company in the
12-month period preceding the Employee’s Termination Date (for purposes herein, a Competing Business shall mean the following companies: ________________________); or
          ii. render advice or services to, or otherwise assist, any other person, association or entity in the business of “i” above.
Employee understands that the foregoing restrictions may limit Employee’s ability to engage in certain businesses and during the period provided for above, but acknowledges that these restrictions are necessary to protect the Confidential Information Company has provided to Employee.

Employee agrees that this provision defining the scope of activities constituting competition with Company is narrow and reasonable for the following reasons: (i) Employee is free to seek employment with other companies providing services that do not directly or indirectly compete with any business of Company; (ii) Employee is free to seek employment with other companies that do not directly or indirectly compete with any business of Company; and (iii) there are many other companies that do not directly or indirectly compete with any business of Company. Thus, this restriction on Employee’s ability to compete does not prevent Employee from using and offering the skills that Employee possessed prior to receiving Confidential Information, specialized training, and knowledge from Company.
     c. Non-Solicitation of Employees. During the twelve (12) months following the Employee’s Employment Termination Date for any reason, Employee will not, either directly or indirectly, call on, solicit, or induce any other employee or officer of Company whom Employee had contact with, knowledge of, or association with in the course of employment with Company to terminate his or her employment, and will not assist any other person or entity in such a solicitation.
5. Return of Company Property. Employee represents that Employee has returned or will return on or immediately after the Employment Termination Date all Company property in Employee’s possession including all computer-related equipment, keys, credit cards, telephone calling cards, building identification cards, and files/diskettes relating to Company and its clients.
6. Non Disparagement. Employee agrees that Employee will not, directly or indirectly, disparage Company, or its successors, corporate affiliates, assigns, officers, directors, shareholders, attorneys, employees, agents, trustees, representatives, or insurers. Such prohibited disparagement shall include communicating or disclosing any information or communications to anyone or entity which is intended to or has the effect of having any negative impact on the Company, its business or reputation in the marketplace or otherwise.
7. Entire Agreement; No Other Promises. Except as to any continuing obligation of Company and Employee under any employee benefit plans, the parties hereto hereby acknowledge and represent that this Separation Agreement and Release contains the entire agreement between Employee and Company, and it supersedes and takes priority over any other written or oral understanding or contract that may have existed in the past between Employee and Company or any of its current or former affiliates. Employee further acknowledges and represents that neither Company nor any of its agents, representatives or employees have made any promise, representation or warranty whatsoever, express, implied or statutory, not contained herein, concerning the subject matter hereof other than as set forth herein, to induce Employee to execute this Agreement and Release, and Employee acknowledges that Employee has not executed this Agreement and Release in reliance on any such promise, representation or warranty. Employee understands and further acknowledges and agrees that following the Termination Date, Company will no longer need Employee’s services and that Company will not have any obligations to Employee following that date except as provided in any Company employee benefit plan and this Agreement and Release.

8. OWBPA and Effective Date. Employee has until twenty-one (21) days from today’s date to consider whether to accept this Separation Agreement and Release, although Employee may accept it at any time within twenty-one (21) days. Employee is advised to consult with an attorney about this Separation Agreement and Release. To accept the Separation Agreement and Release, Employee must sign it after today’s date, but before the twenty-one (21) days has expired, and return it to the attention of: Company, Chico’s FAS, Inc., 11215 Metro Parkway, Ft. Myers, FL 33966 c/o [________________________]. Once Employee has accepted this Separation Agreement and Release, Employee will have seven (7) days in which to revoke acceptance. To revoke, Employee must send a written statement of revocation by registered mail, return receipt requested, to Company, Chico’s FAS, Inc., 11215 Metro Parkway, Ft. Myers, FL 33966, c/o [________________________]. If Employee does not revoke, the eighth (8th ) day after Employee’s date of acceptance will be the effective date of this Separation Agreement and Release (the “Effective Date”). Subject to the terms of the Plan, payment of severance benefits will commence to be made to Employee no later than fourteen (14) days from the Effective Date.
Please note that if Employee does not return the signed and dated Separation Agreement and Release to Company (c/o ________________________) by midnight on the date the forty-five (45) days has expired, the offer to pay benefits under the Plan will be automatically withdrawn.
9. Confidentiality. This Separation Agreement and Release and individual terms set forth herein are confidential. Employee represents that Employee will not disclose or cause to permit to be disclosed, disseminated, or publicized any allegations concerning Employee’s employment separation, the terms of this Separation Agreement and Release, or the fact that Employee received monies under this Separation Agreement and Release, to any person, corporation, government agency, or other entity other than Employee’s legal counsel, immediate family members, or tax advisors, except as required by lawful subpoena or court order.
10. Breach. In the event that Employee breaches any of Employee’s obligations under the Plan or this Separation Agreement and Release, payments under the Plan shall cease.
11. Enforcement/Severability. This Separation Agreement and Release shall be construed and enforced in accordance with, and governed by, the laws of the State of Florida, without regard to its choice of law provisions. If any term or condition of this Agreement and Release shall be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, this Agreement and Release shall be construed without such term or condition.
12. Amendment. This Separation Agreement and Release may not be amended or modified in any way, except pursuant to a written instrument signed by both parties.
13. Knowing and Voluntary Release. Employee expressly acknowledges and agrees that Employee’s waiver of rights under this Separation Agreement and Release is knowing and voluntary; that Employee is signing this Separation Agreement and Release of Employee’s own free will and not because of any threats or duress; Employee acknowledges Employee received a copy of this Agreement and Release on ________________________; Employee acknowledges Employee is hereby given a period of 21 days to review and consider this Separation Agreement and Release before signing and returning it; and that Employee has read and understand the terms of this Agreement and has voluntarily accepted these terms for the purpose of making a full and final compromise, settlement and adjustment of any and all claims, disputed or otherwise, on account of the termination of Employee’s relationship with Company and for the express purpose of precluding forever any further claims arising out of such relationship or its termination as set forth above.

HAVING READ AND UNDERSTOOD THE RELEASE, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS SEPARATION AGREEMENT AND RELEASE, THE PARTIES HERETO HAVE EXECUTED THIS SEPARATION AGREEMENT AND RELEASE AS OF THE DAY AND YEAR FIRST WRITTEN BELOW.

[Name]

Dated:

Chico’s FAS, Inc.
By:

[Name, Title]

Dated: